PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENTV Files Schedule 14D-9 IN RESPONSE TO

KUDELSKI CASH TENDER OFFER FOR OPENTV'S CLASS A SHARES

San Francisco, Calif., October 20, 2009 - OpenTV Corp. (NASDAQ: OPTV) ("OpenTV"), a leading software and technology provider of advanced digital television solutions, announced today that it has filed a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission (the "SEC"), as required by the SEC's rules, in response to an unsolicited tender offer (the "Offer") by a subsidiary of its controlling shareholder, Kudelski SA, to purchase all outstanding Class A ordinary shares of OpenTV (the "Shares") not owned by Kudelski or any of its affiliates for $1.55 per Share. The terms and conditions of the Offer are set forth in the Offer to Purchase and the related Letter of Transmittal (collectively, the "Offer to Purchase") filed with the SEC by Kudelski on October 5, 2009.

The board of directors of OpenTV (the "Board") is expressing no opinion as to whether the holders of Shares should tender their Shares pursuant to the Offer and is remaining neutral as to the Offer. The Board has made no determination whether the Offer is fair to and in the best interest of the holders of the Shares, and is making no recommendations regarding whether the holders of the Shares should accept the Offer and tender their Shares. The Board urges each shareholder to make its own decision regarding the Offer based on all of the available information, including the factors considered by the Board described in OpenTV's Schedule 14D-9.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of OpenTV. Shareholders are advised to make their own decisions on whether to tender their Shares and accept the Offer based on all of the available information, including the factors considered by the Board described in OpenTV's Schedule 14D-9, filed today with the SEC. The Schedule 14D-9 and the Offer to Purchase contain important information that should be read carefully before any decision is made with respect to whether to tender in the Offer. OpenTV urges each shareholder to read the factors considered by it in the Schedule 14D-9, as well as the Offer to Purchase, prior to making any decision regarding the

Offer. The Offer to Purchase, the Schedule 14D-9 and other filed documents will be available at no charge on the SEC's website at http://www.sec.gov.

About OpenTV

OpenTV is one of the world's leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. OpenTV's software has been integrated in more than 133 million devices around the world and enables advanced program guides, video-on-demand, personal video recording, interactive and addressable advertising and a variety of enhanced television applications. For more information, please visit www.opentv.com.

Cautionary Language Regarding Forward-Looking Information

The foregoing information contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of the risks and uncertainties relevant to OpenTV, please refer to OpenTV's periodic reports and registration statements filed with the SEC, which can be obtained online at the SEC's web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about OpenTV for a more informed overview of OpenTV. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Denise Roche
Brainerd Communicators
Tel: +1 212-986-6667
roche@braincomm.com

Press Contact:
Christine Oury
OpenTV
Tel: +1 415-962-5433
coury@opentv.com